EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-261266) and Form S-8 (File No. 333-217801) of Guaranty Bancshares, Inc. of our report dated March 10, 2023, relating to the consolidated financial statements and our report dated March 10, 2023, relating to the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Guaranty Bancshares, Inc. for the year ended December 31, 2022.

/s/ Whitley Penn LLP

Plano, Texas

March 10, 2023